                                                              HECO Exhibit 10.12


                        INTER-ISLAND INDUSTRIAL FUEL OIL
                          AND DIESEL FUEL OIL CONTRACT

     This Contract is made and entered into this 5th day of December, 1995, by and between BHP PETROLEUM AMERICAS REFINING INC., a Hawaii corporation, (hereinafter called "SELLER"), and HAWAIIAN ELECTRIC COMPANY, INC., and its wholly-owned subsidiaries Maui Electric Company, Ltd. and Hawaii Electric Light Company, Inc., Hawaii corporations, (hereinafter collectively called "BUYER").

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

SECTION 1.1

     Except where otherwise indicated, the following definitions shall apply throughout this Contract:

     1. "Fuel Oil" means Industrial Fuel Oil No. 6 in accordance with Article IV and Exhibit A.

     2. "Diesel" means Diesel Fuel Oil No. 2 in accordance with Article IV and Exhibit B.

     3.   "Product" means both Fuel Oil and Diesel.

     4.   "HECO" means Hawaiian Electric Company, Inc.

     5.   "HELCO" means Hawaii Electric Light Company, Inc.

     6.   "MECO" means Maui Electric Company, Ltd.

     7. "gallon" means a United States gallon of 231 cubic inches at 60 degrees Fahrenheit.

     8.   "barrel" or "Bbl" means 42 United States gallons at 60 degrees
          Fahrenheit.

     9. "SELLER's Loading Pier" means Piers 5 or 6 located at the Barbers Point Harbor, Oahu, Hawaii, and connected by pipeline to SELLER's Refinery at Barber's Point, Oahu, Hawaii.

     10. "SELLER's SPM" means SELLER's offshore Single Point Mooring at Barbers Point, Oahu, Hawaii.

     11. "LIBOR" means the simple average of London Inter-Bank Offered Rates for one month as published in the Wall Street Journal during past due period.

SECTION 1.2

     As to any purchase of Product by MECO, the term "BUYER" shall exclude HELCO, and as to any purchase of product by HELCO, the term "BUYER" shall exclude MECO. Furthermore, for purposes of this Contract (excluding any payments due from, and liabilities and indemnities attributable to, a BUYER) the term "BUYER" shall be deemed to mean MECO or HELCO, as applicable, and its authorized agent(s) for this purpose, unless otherwise specified or clearly inappropriate in the context.

                                   ARTICLE II
                                      TERM

     The term of this Contract shall be from January 1, 1996 through December 31, 1997 (the "Original Term") and shall continue thereafter for additional successive 12-month periods (the "Additional Terms") beginning January 1, 1998, unless BUYER or SELLER gives written notice of termination at least seventy-five
(75) days prior to the expiration of any previous term, including the Original Term.

                                  ARTICLE III
                                    QUANTITY

     SELLER shall sell to BUYER, and BUYER shall purchase and receive from SELLER in the manner set forth in Section 7.1 the annual quantities of Product as set out below:

         Fuel Oil

         Diesel

Subject to availability SELLER will sell and BUYER purchase and receive such additional volumes as are mutually agreed.


                                   ARTICLE IV
                                    QUALITY

     The quality of the Fuel Oil and Diesel shall be as set forth in the attached Exhibits A and B, respectively.

                                   ARTICLE V
                                     PRICE

SECTION 5.1
- -----------

     Effective January 1, 1996, or upon initial purchase and monthly thereafter, the price of the Fuel Oil shall be the simple average of the high and low quotations for the Los Angeles Bunker C Fuel Oil as reported by the Platt's Bunkerwire on all dates of publication during the period beginning the 21st day of the second month preceding the month of delivery and ending the 20th day of the month preceding the month of delivery, expressed in U.S. dollars ("USD") per barrel, converting to barrels from metric tons by dividing by 6.368, ----

     All prices, price formula, including their averages and factors, adjustments thereto and other sums payable with respect to Fuel Oil hereunder shall be stated in the nearest thousandth of a dollar unless specifically stated otherwise.

     A sample calculation for the determination of the price of Fuel Oil as defined in this Section 5.1 is included in this Contract as Exhibit C.

SECTION 5.2
- -----------

     The price of Diesel during a calendar month shall be the simple average of the Average Weekly Prices for all Pricing Weeks the Thursday date (or, in the event the Thursday price is not reported, the last reported date) of which fall during the period beginning the 21st day of the second month preceding the month of delivery and ending the 20th day of the month preceding the month of delivery, expressed in USD per gallon, -------- The simple average of the high and low Pacific Northwest Spot prices for No. 2 Diesel with a maximum sulfur content of 0.5% by weight as assessed by Oil Price Information Service ("OPIS") for Monday, Tuesday, Wednesday and Thursday of each week ("Pricing Week") shall comprise the "Average Weekly Price."

     If OPIS is not published or does not publish a high and low price for a particular Monday, Tuesday, Wednesday or Thursday during any particular week, the high and low prices for those days in the week for which OPIS does publish a high and low price will be used in the calculation of the Average Weekly Price.

     All prices, price formula, including their averages and factors, adjustments thereto and other sums payable with respect to Diesel hereunder shall be stated in the nearest ten-thousandth of a dollar unless specifically stated otherwise.

     A sample calculation for the determination of the price of Diesel as defined in this Section 5.2 is included in this Contract as Exhibit D.

SECTION 5.3
- -----------

     In addition to all other amounts payable by BUYER under this Contract, BUYER shall reimburse SELLER for all taxes, assessments, levies, and imposts of whatsoever kind or nature imposed on SELLER by any governmental or quasi-governmental body, including without limitation the Hawaii General Excise Tax, with respect to the execution or performance of this Contract or the receipt by SELLER of payments hereunder. Notwithstanding the foregoing, BUYER shall not be required to reimburse SELLER for any tax measured by or based on the net income of SELLER or for real property taxes, or to duplicate any item of expense of SELLER which is recovered by SELLER under the Product prices provided for in Sections 5.1 and 5.2. At the execution of this contract, the taxes, etc. which are currently in effect include the Hawaii General Excise Tax (4.167%), the Superfund Petroleum Fee ($0.097 per barrel or $0.0023 per gallon), the Hawaii Environmental Response Tax ($0.05 per barrel or $0.0012 per gallon) and Hawaii Liquid Fuel Tax ($0.0100 per gallon). The Federal Oil Spill Liability Trust Fund Fee ($0.05 per barrel or $0.0012 per gallon) is expected to go into effect January 1, 1996. The Hawaii Environmental Response Tax and Hawaii Liquid Fuel Tax are not subject to Hawaii General Excise Tax.

SECTION 5.4
- -----------

     OPIS and Platt's Bunkerwire shall include any successor publication(s) and, in the event of discontinuance of these publications or assessments for No. 2 Diesel having a maximum sulfur content of 0.5% by weight or Bunker C Fuel Oil, respectively, the parties shall agree upon the use of a similar reporting service.

SECTION 5.5
- -----------

     Should the gross heat content ("BTU content") per barrel of the representative sample of Fuel Oil drawn in accordance with the procedures set forth in Article VIII fall within the range of 6.2 Million ("MM") BTU per Bbl to
6.45 MM BTU per Bbl, no price adjustment will be made. If the BTU content per barrel is below 6.2 MM BTU per Bbl, or above 6.45 MM BTU per Bbl, the price charged for the Fuel Oil delivered to BUYER shall be adjusted by multiplying the price determined in Section 5.1, by the ratio of the actual heat content to
6.325 MM BTU per Bbl. A sample calculation for the determination of the price adjustment for Fuel Oil as defined in this Section 5.5 is included in Exhibit C of this Contract.

     Should the BTU content per gallon of the representative sample of Diesel drawn in accordance with the procedures set forth in Article VIII fall within the range of 137,000 to 141,000, no price adjustment will be made. If the BTU content per gallon is below 137,000, or above 141,000, the price charged for the Diesel delivered to BUYER shall be adjusted by multiplying the price determined in Section 5.2, by the ratio of the actual heat content to 139,000 BTU. A sample calculation for the determination of the price adjustment for Diesel as defined in this Section 5.5 is included in Exhibit D of this Contract.

     The official heat content determination shall be based upon SELLER's laboratory results provided that the arithmetic difference between SELLER's and BUYER's laboratory results is equal to or less than the then existing ASTM reproducibility standard (currently 0.40 MJ/kg) for test D-240. If the difference between SELLER's and BUYER's laboratory results for measured gross heat content should be greater than the reproducibility standard for ASTM test D-240, the parties will confer, in good faith, to resolve the difference. In the event of an unresolvable difference between BUYER and SELLER, BUYER's sealed Barge Tank Samples (as defined in Section 8.3), and also BUYER's sealed Retain Samples (as defined in Section 8.3) if relevant in the opinion of the Independent Inspector, will be provided to an independent laboratory for a final determination, which shall be binding upon the parties. SELLER and BUYER shall share equally the costs of independent tests determinations.

                                   ARTICLE VI
                                    PAYMENT

SECTION 6.1

     Invoices shall be prepared by SELLER and dated after a Delivery has been completed. A copy of the invoice will be sent to BUYER by facsimile. SELLER will transmit an original of the invoice to the BUYER on the same date by mail to the addresses set forth in Section 6.2. Original invoices shall be accompanied by full documentation, acceptable to the BUYER, including quality certificates, quantity documentation, and price calculation.

     Payment shall be made by BUYER within fifteen (15) calendar days from date of SELLER's invoice by bank wire transfer of immediately available funds to:

                               Citibank, New York
                                ABA # 021000089
                      BHP Petroleum Americas Refining Inc.
                                Account #4064332

     If SELLER's final laboratory result for gross heat content is unavailable or if said laboratory result is disputed by BUYER pursuant to Article VIII, SELLER may issue a provisional invoice calculated on the basis of the Diesel and Fuel Oil heat-content standards pursuant to Article V. BUYER shall make payment for such provisional invoice in accordance with the instructions of this Section
6.1. If an invoice incorporating an item other than a heat rate adjustment which is disputed has been sent to BUYER, then BUYER shall make payment in accordance with the instructions in this Section 6.1 for such invoice items or that portion of the invoiced Delivery which is not disputed by BUYER and in which case BUYER shall make such adjustment to taxes and other value-dependent items as are reasonable under the circumstances.

The provisional invoice or invoice incorporating items in dispute shall be adjusted in accordance with the terms of Article V by subsequent invoicing or by issuing a credit or debit with respect to the original invoice within 7 business days of receipt of the independent laboratory determination pursuant to Article VIII or other resolution of the issue in dispute. BUYER shall make payment for such subsequent invoices or debits in accordance with the instructions in this
Section 6.1. BUYER shall have the option to apply such credit against payments to be made subsequent to the receipt of the credit, or if such payments are not expected to be made within 15 calendar days, BUYER shall be able to receive said credit in immediately available funds within 3 business days of SELLER's receipt of BUYER's written instructions.

     At SELLER's option and election, interest will accrue on all amounts not paid within 15 days of the date of the invoice at the then existing LIBOR.

SECTION 6.2

     Invoices which have been prepared in accordance with Section 6.1 shall be sent to the respective BUYER at the following address:

     MECO  -   Maui Electric Company, Ltd.
               P. O. Box 398
               Kahului, Hawaii  96732
               Attention:  Production Department

     HELCO -   Hawaii Electric Light Co., Inc.
               P. O. Box 1027
               Hilo, Hawaii  96720
               Attention:  Purchasing Division

Certificates of quality and quantity, reports of the independent petroleum inspector and other documents having to do with the quantity, quality, loading of Product onto BUYER's nominated vessel or otherwise with the Product sold and purchased hereunder if directed to BUYER's agent, are to be sent in accordance with the provisions of Section 15.2 of this Contract.

                                  ARTICLE VII
                       DELIVERIES, TITLE AND RISK OF LOSS

SECTION 7.1
- -----------

     SELLER agrees to deliver and BUYER agrees to receive Product into BUYER'S nominated barge, at SELLER's Loading Pier, third-party pier or wharf or other place of loading nominated by SELLER ("Third-Party Pier") or at SELLER's SPM pursuant to Section 7.4. Title and risk of loss of the Product shall pass to BUYER at the receiving flange of BUYER's nominated barge or the receiving hoses of BUYER's nominated barge. The delivery rate and barge receiving capability on Fuel Oil shall be ----------------The delivery rate and barge receiving capability on Diesel shall be ------------- SELLER agrees to make its best, reasonable effort to load two products concurrently; provided, however, that BUYER's nominated barge is capable of receiving same. Fuel Oil will be delivered into BUYER's nominated barge at a temperature above --------Delivery volumes will be subject to a ---------- to a ----------------- of Fuel Oil and to a -------------to a --------------------- however, BUYER may receive a quantity in excess of said maximum delivery volumes of Fuel Oil and Diesel as may be mutually agreed by BUYER and SELLER; and provided further that SELLER shall have no obligation to deliver to BUYER an amount of Diesel in excess of
- -----------during any calendar month.  There will
be at least --------- between ---------------------------------- of Diesel.
- ----------------------------------------------------------------------

     SELLER shall deliver, and BUYER shall receive, at least 15% and no more than 35% of the total annual volume of Fuel Oil and Diesel each calendar quarter.

SECTION 7.2

     Prior to the 20th day of each month, BUYER shall give SELLER a forecast of liftings of Diesel and Fuel Oil for each of the next two months. BUYER shall be responsible for scheduling dock space at SELLER's Loading Pier for the barge with the State Harbors Division, and provide SELLER 48 hour notice of the proposed loading time. BUYER shall also provide 24 hours notice to SELLER during SELLER's regular business hours Monday through Friday (excluding holidays) of the final quantity to be loaded, subject to a +10% loading
                                                           -
tolerance; provided, however, that in the event of a loading on Monday, or on Tuesday, if Monday is a holiday, BUYER shall provide SELLER notice of the final quantity to be loaded, subject to a +10% loading tolerance, by 12 noon the
                                    -
previous Friday, or by 12 noon the previous Thursday if Friday is a holiday.
The final quantity notice must also be within 5,000 barrels of the 20th day forecast volumes.

SECTION 7.3

     BUYER's nominated barge shall comply with all applicable federal, state and local laws, rules and regulations, and SELLER's vessel acceptance standards, such as that portion of the "BHP Transport Petroleum Tanker Inspection Checklist" as may be applicable to unmanned petroleum tank barges, and shall be fit in every way to receive and carry Product. SELLER shall provide BUYER its Operations Manual, other safety and operations procedures and vessel acceptance standards, and any amendments thereto, during the term of this Contract. While at SELLER's Loading Pier, BUYER's nominated barge shall operate in compliance with SELLER's Operations Manual as approved by the U.S. Coast Guard. In addition, a minimum of two qualified tankermen shall be provided by BUYER's barge during all loading operations at SELLER's Loading Pier or Third-Party Pier.

     BUYER's nominated barge shall vacate SELLER's Loading Pier or Third-Party Pier as soon as loading is completed, except if such delay is caused by any event or acts beyond the reasonable control of BUYER, including but not limited to acts of God, fire, governmental acts or labor disturbances.

     Dues and other charges on the barge (whether or not such dues or charges are based on the quantity of Product loaded or on the freight and without regard from whom such dues or charges are withheld) shall be paid by BUYER. Any taxes on freight shall be borne by BUYER. BUYER shall be responsible for any State fee imposed for use of SELLER's Loading Pier or Third-Party Pier in the nature of wharfage or pipeline toll. BUYER shall employ and also be responsible for costs of any support vessels, pilots, mooring masters, or line handlers supplied by SELLER or otherwise required at SELLER's Loading Pier, SPM, or Third-Party Pier, all of which shall become borrowed servants of BUYER.

     Neither SELLER, nor any of its associated or affiliated companies, nor any of the employees, servants, representatives and agents of any of the foregoing, shall be responsible for any losses, damages, delays or liabilities resulting from any negligence, incompetence or incapacity of any pilot, line handler, mooring master required at SELLER's Loading Pier, SPM or Third-Party Pier or employed by BUYER or otherwise assisting BUYER at the express authorization of BUYER or BUYER's agent or the personnel of any tug(s) or other support vessels or arising from any unseaworthiness or any insufficiency of any tug or other support vessel employed by BUYER or otherwise assisting BUYER at the express authorization of BUYER or BUYER's agent and BUYER agrees to indemnify and hold SELLER harmless from and against any and all such losses, damages, delays or liabilities.

     At SELLER's Loading Pier or Third-Party Pier, laytime shall commence six hours after Notice of Readiness is tendered or three hours after BUYER's nominated barge is all secure at pier, whichever shall first occur. Allowable laytime shall be 14 hours; provided, however, that in the event that a part cargo or part cargoes belonging to a third party or third parties is/are loaded onto BUYER's nominated barge, allowable laytime shall be prorated and BUYER's allowable laytime shall be calculated on the basis of the ratio of the bill of lading volume of BUYER's cargo to the total bill of lading volume of the entire cargo loaded onto BUYER's nominated barge or vessel. Laytime shall cease when the hoses are disconnected; however, in the event part cargoes are loaded for BUYER and a third party or parties, BUYER's laytime shall commence as provided above if BUYER's cargo is loaded first, or shall commence upon commencement of loading of BUYER's cargo if BUYER's cargo is not the first to be loaded, and shall cease upon completion of loading of BUYER's cargo. Laytime is allotted and calculated using the barge currently named NOHO HELE (having approximately a 56,000 Bbl capacity). In the event that BUYER's nominated tank vessel is other than the NOHO HELE, laytime shall be the capacity of the substitute tank vessel divided by 4,000 Bbl per hour; e.g., a 40,000 Bbl barge shall have an allocable laytime of 10 hours.

     Demurrage shall be payable at a rate equal to BUYER'S actual cost of tug and tow per hour for each hour used and prorated for each portion of an hour used in excess of allowable laytime. In the event the condition of Buyer's nominated barge renders it incapable of receiving cargo at the minimum delivery rate, such that the time spent loading BUYER's nominated barge (all cargoes) is in excess of nineteen (19) hours, SELLER shall have the right to suspend loading operations and order BUYER's nominated barge to vacate SELLER's Loading Pier or Third-Party Pier. SELLER shall not be liable for demurrage to the extent that allowed laytime is exceeded due to the condition of BUYER's nominated barge or tug, or is due to events or acts beyond SELLER's reasonable control.

SECTION 7.4

     While it is the intention of the parties to make deliveries of Product at SELLER's Loading Pier or Third-Party Pier, subject to mutual agreement, deliveries may be made at SELLER's SPM. In addition to those provisions of this
Article VII not specific to SELLER's Loading Pier or Third-Party Pier, the following additional provisions will also apply to these SPM deliveries.

     SELLER agrees to make best, reasonable effort to deliver Fuel Oil into the BUYER's nominated barge at a temperature above 110 deg. F. BUYER's nominated barge shall operate in compliance with SELLER's Operations Manual approved by the U.S. Coast Guard and shall also comply with SELLER's current requirements for loading at its SPM as amended from time to time. SELLER may refuse to berth or load BUYER's nominated barge at SELLER's SPM for failure to comply with SELLER's Operations Manual or requirements as aforesaid and shall not be liable for any resulting delays or expenses of BUYER.

     An accepted delivery day shall be determined in respect of each SPM loading pursuant to the provisions of this section. BUYER shall provide SELLER a proposed 3-day delivery window upon no less than seven (7) days' notice from the first proposed delivery day. The notice shall also specify the amount of the Product to be delivered, subject to a variation of plus or minus ten (10) percent at BUYER's option. The delivery window shall be narrowed to two (2) days upon no less than three (3) days' notice from the first proposed delivery day and one (1) day upon no less than two (2) days' notice from the first proposed delivery day. A final 24 hour accepted delivery day will be set by mutual agreement upon receipt of the two (2) day notice. SELLER may reject the final proposed delivery day upon providing BUYER 24 hours notice, with an alternate delivery day being set within one (1) day of BUYER's proposed delivery day. Notices may be given by telex, facsimile, radio or telephone.

     When BUYER's nominated barge is ready to load, the master of the barge's tug shall provide SELLER notice of readiness (NOR), and laytime shall commence six (6) running hours after receipt of the NOR, or upon the barge's arrival in berth (all fast), whichever first occurs. SELLER shall be allowed 24 hours laytime for loading the entire cargo requested in the seven (7) days' notice.

     BUYER's nominated barge shall vacate the SPM as soon as loading is completed. BUYER shall be responsible for any actual loss or damage incurred by SELLER as a direct result of the failure of BUYER's nominated barge to promptly vacate the SPM except if such delay is caused by any event or acts beyond the reasonable control of BUYER, including but not limited to acts of God, fire, governmental acts or labor disturbances. In no event shall either party be responsible for prospective profits, or consequential damages allegedly caused by or based upon failure of BUYER's nominated barge to promptly vacate the SPM.

SECTION 7.5

     When an escape or discharge of oil or any polluting substance occurs in connection with or is caused by BUYER's nominated barge or its tow, or occurs from or is caused by loading operations, BUYER or its agents shall promptly take whatever measures are necessary or reasonable to prevent or mitigate environmental damage, without regard to whether or not said escape or discharge was caused by a negligent act or omission of BUYER's nominated barge or SELLER or BUYER or others. Failing such action by BUYER or its agents, SELLER, upon notice to BUYER and on BUYER's behalf, may promptly take whatever measures are reasonably necessary to prevent or mitigate pollution damage. Each party shall keep the other advised of the nature and results of the measures taken, and if time permits, the nature of the measures intended to be taken. Each party shall provide notice to the other pursuant to Section 15.2 or as otherwise provided in writing from time to time during the term of this Contract. The cost of all such measures taken shall be borne by BUYER except to the extent such escape or discharge was caused or contributed to by SELLER, and prompt reimbursement shall be made as appropriate; provided, however, that should BUYER or its agents give notice to SELLER to discontinue said measures (and to the extent government authorities allow SELLER to discontinue said measures) the continuance of SELLER's actions will no longer be deemed to have been taken pursuant to the provisions of this clause. Notwithstanding any other provision in this Contract, the foregoing provisions shall be applicable only between BUYER and SELLER and shall not affect, as between BUYER and SELLER, any liability of BUYER to any third parties, including the State of Hawaii and the U.S. Government, if BUYER shall have such liability.

     Should SELLER incur any liability under Chapter 128D of the Hawaii Revised Statutes as a result of a spill from BUYER's nominated barge during transport, BUYER shall indemnify and hold SELLER harmless to the extent not caused by SELLER's negligence.

     BUYER warrants that any vessel used to load Product purchased from SELLER shall have in place Primary and Excess full Form Protection and Indemnity insurance including cover for Oil Pollution Clean-Up Liability and Liability for Oil Pollution Damage with a policy limit of $700,000,000, or the maximum available, as reflected by the coverage carried by other vessels calling at SELLER's SPM.

                                 ARTICLE VIII
                       MEASUREMENT, SAMPLING AND TESTING

SECTION 8.1

     A mutually agreed upon independent petroleum inspector (Independent Inspector) shall attend every Product Delivery. A Delivery is defined as beginning with the initiation of pumping of each of Diesel or Fuel Oil from SELLER's refinery tank or nominated issuing tank to BUYER's nominated vessel and ending with the subsequent cessation of continuous pumping of Diesel or

Fuel Oil in such amount as is determined by the Independent Inspector's Certificate of Quantity. Reasonable charges rendered by the Independent Inspector shall be borne equally by BUYER and SELLER.

SECTION 8.2

     Quantity determination will be made by the Independent Inspector gauging SELLER's Product shore tanks before and after delivery. BUYER may verify SELLER's tank strapping tables at BUYER's election and sole expense.

     All measurements shall be made on the basis of net standard volumes in barrels corrected to 60 degrees Fahrenheit using the applicable ASTM-IP volume correction factor tables and should state whether such volumes are measured in air or in vacuum, with conversion in accordance with the most recent ASTM-IP Petroleum Measurement Tables (IP200) issued at the date of loading and otherwise by manual measurements such as ASTM-IP, Chapter 17 Procedures.

     The Independent Inspector shall (1) prepare and sign a certificate stating the quantity of the load, such certificate to utilize ASTM-IP standards, including measurement of sediment and water and API specific gravity, (2) furnish BUYER and SELLER each with a copy of such certificate; and (3) cable or advise by facsimile the quantity loaded to BUYER and SELLER. The data in the inspector's certificate of quantity prepared as provided herein shall, absent fraud or errors and omissions, be binding and conclusive upon both parties, and shall be used for verification of the invoice and Bill of Lading.

SECTION 8.3

     Unless otherwise specifically provided herein, quality and heat content determination shall be based upon composite samples drawn from SELLER's issuing tanks and pipeline in accordance with ASTM sampling procedures in such a manner as to be representative of each individual Delivery of Fuel Oil and Diesel, respectively. If a Delivery of Diesel or Fuel Oil is from more than one issuing tank, the specifications of the total Delivery of Diesel or Fuel Oil shall be determined on a volumetric weighted average basis.

     The Independent Inspector shall draw (a) composite samples of diesel and fuel oil retain ("Retain Samples") prior to the loading of BUYER's nominated barge, if such diesel and fuel oil retain is accessible to standard sampling equipment, and (b) barge tank composite samples ("Barge Tank Samples") at the completion of loading the Diesel and at the completion of loading the Fuel Oil onto BUYER's nominated barge, in such a manner as to be representative of the total volume of diesel and fuel oil retain and of each individual Delivery, respectively. The samples described in subsections (a) and (b) herein shall be divided into a minimum of three (3) parts:

     1.  One part shall be retained by SELLER's laboratory for a period of three
(3) months.

     2. One part shall be provided to BUYER for the purpose of verifying SELLER's determinations.

     3. At least one part shall be sealed and provided to BUYER, or to the Independent Inspector, to be retained.

     SELLER agrees to provide BUYER a copy of SELLER's laboratory analyses of the issuing tank and pipeline samples showing API gravity, sulfur content, flash point and sediment and water content prior to commencing Delivery. SELLER shall provide BUYER the complete Certificate of Quality of the Diesel and the Fuel Oil no later than two working days after the completion of the Delivery. BUYER shall have the right to perform laboratory analyses in order to verify the results of SELLER's laboratory analyses.

     If SELLER or BUYER has reason to believe that the quality or quantity of Product stated for a specific Delivery is incorrect, including a dispute as to the test results of BUYER's samples and SELLER's shore tank and pipeline samples, then that party shall within thirty (30) days after the later of the date of the complete Certificate of Quality or the date of the final determination of gross heat content, present the other party with documents supporting such determination and the parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality and quantity, if justified, for the Delivery in question. In the event of an unresolvable difference between SELLER and BUYER, BUYER's sealed Barge Tank Samples, and also BUYER's sealed Retain Samples if relevant in the opinion of the Independent Inspector, shall be provided to an independent laboratory for a final determination, which shall be binding on the parties. SELLER and BUYER shall share equally the cost for such independent laboratory determination.

     In the event of any quality problems occurring, both SELLER and BUYER shall attempt to minimize the impact of any such quality problems. If efforts to resolve the quality problem fail, BUYER may return off-specification loaded Product to the SELLER's Barbers Point refinery, in which case SELLER shall replace the off-specification Product by delivering an equal volume of Product into BUYER's nominated barge in a timely manner.

     All reasonable costs and expenses, including testing, transportation, re-refining, and handling costs incurred in returning and replacing off-specification Product shall be paid by the responsible party, as determined by the independent laboratory test results and any other applicable evidence. In no event shall either party be responsible for prospective profits, or consequential damages allegedly caused by or based upon any quality problem with the Product.

                                  ARTICLE IX
                                 RENEGOTIATION

     It is understood and agreed that both parties entered into this Contract in reliance on governmental laws, rules, decrees, orders, regulations, and interpretations or implementation thereof in effect on the date of execution of this Contract or any subsequent amendments hereto, to the extent that they directly or indirectly affect the Product sold or purchased hereunder. If at any time any of the said laws, rules, regulations, implementations or interpretations thereof are changed or if new laws, rules, regulations or new interpretations and implementations thereof become effective, and such change or new laws, rules, regulations, interpretations or implementations thereof have a significant adverse economic effect upon either party such that performance of this Contract would be inequitable or cause substantial financial hardship to the affected party, then the affected party shall have the option to call for renegotiation of the price of the Product or any other provision of this Contract the performance of which by the affected party would be inequitable or cause substantial financial hardship. Such option shall be exercised by the affected party at any time after such a change or new law, rule, regulation, interpretation or implementation thereof is effective, by giving written notice to the other party of the call to renegotiate. Within ten
(10) calendar days after the date of such notice, the parties shall enter into negotiations and in the event that the parties do not agree upon a new price for the Product or other provision satisfactory to both parties within forty (40) calendar days after the date of such notice, the affected party shall have the right to terminate this Contract effective thirty (30) days after giving notice of termination to the other party. Said notice of termination shall be given within thirty (30) days immediately following the forty (40) day negotiation period. Until a mutually satisfactory new price for the Product or other provision has been agreed upon, or until this Contract is terminated as provided herein, the price for the Product or other provision which was in effect when the request for renegotiation was made shall continue in full force and effect.

                                   ARTICLE X
                                 FORCE MAJEURE

SECTION 10.1

     Force Majeure. As used in this contract, an event or act of "force majeure" is defined as follows: acts of God, wars, riots, strikes, labor disputes, lockouts, blockades, insurrections, inability to secure materials or labor by reason of allocations promulgated by governmental agencies, epidemics, landslides, lightning, earthquakes, fires, floods, tidal waves, volcanic eruptions, explosions, or any other causes not within the control of the affected party.

SECTION 10.2

     Obligations Suspended. BUYER's obligation to purchase or receive Product, or SELLER's obligation to sell or deliver Product, shall be suspended to the extent performance is prevented by an event or act of force majeure for any period in which such event or act exists as to the party claiming force majeure; and so long as such party is exercising its good faith efforts to overcome such force majeure event. However, nothing in this Article excuses BUYER from its obligation to make payments of money due SELLER for Product already delivered to BUYER.

SECTION 10.3

     Notice of Force Majeure. The party claiming force majeure agrees to give the other party prompt written notice of an act or event of force majeure. The party claiming force majeure shall use due diligence to cure any act or event of force majeure, and shall give the other party prompt notice after the act or event of force majeure has terminated. This Article shall not require any party to settle or compromise any strike or labor dispute.

SECTION 10.4

     No Make-Up Requirement. After the act or event of force majeure has terminated, SELLER shall not be obligated to sell and deliver and BUYER shall not be obligated to purchase and receive the undelivered quantity of Product which normally would have been sold and delivered during the period of force majeure.

                                  ARTICLE XI
                         PRICE AND ALLOCATION CONTROLS

SECTION 11.1

     Regulatory Price Suspension. If SELLER is precluded by statute, or by regulation, rule, interpretation or order implementing such statute from obtaining any increase in Product Price, as determined pursuant to this Contract, the increase shall be suspended until said law, regulation, rule, interpretation or order permits the increase in whole or in part. In the event the law, regulation, rule, interpretation or order is terminated or is later modified to permit the increase, in whole or in part, the Product Price shall be increased for deliveries of the Product made thereafter to the level permitted under this Contract without further action by the parties.

SECTION 11.2

     Government Regulations. If the delivery or supply of Product pursuant to this Contract conflicts with or is limited or prohibited by any federal, state or local regulations, then to the extent of such conflict, limitation or prohibition, SELLER shall have no obligation to deliver or supply BUYER with the Product under this Contract and BUYER shall have no obligation to purchase or receive the Product under this Contract. BUYER, in BUYER's discretion, may elect to complete and file any and all required Federal or state regulatory forms to permit, facilitate, or enable the supply of Product to BUYER under this Contract. SELLER shall fully cooperate with BUYER in the completion and filing of the foregoing forms. If purchase and receipt of Product pursuant to this contract conflicts with or is limited or prohibited by any

Federal, State, or local regulations, then to the extent of such conflict, limitation, or prohibition, BUYER shall have no obligation to purchase and receive the Product under this Contract.

                                  ARTICLE XII
                                  ASSIGNMENT

     This Contract shall not be assigned by either party without prior written consent of the other party, and any assignment without such written consent shall be void; provided, however, HECO, HELCO, and MECO may assign their interests in this Contract to the Trustee under their respective First Mortgage Indentures.

                                 ARTICLE XIII
                                APPLICABLE LAW

     This Contract shall be deemed to be a Contract made under and shall be governed by and construed in accordance with the laws of the State of Hawaii. The parties hereby consent to the personal jurisdiction of the federal and state courts in the State of Hawaii.

                                  ARTICLE XIV
                     PUBLIC UTILITIES COMMISSION APPROVAL

     This Contract is required to be filed with the Hawaii Public Utilities Commission for approval. If in proceedings initiated as a result of the filing of this Contract, the Public Utilities Commission disapproves or fails to authorize the recovery of fuel costs incurred under this

Contract through the BUYER's Energy Cost Adjustment Clause, BUYER may terminate this Contract at any time within ninety (90) days of disapproval by giving sixty
(60) days written notice to the SELLER.

                                  ARTICLE XV
                    ENTIRE AGREEMENT, WAIVER AND ILLEGALITY

SECTION 15.1

     This Contract incorporates the entire agreement between the parties with reference to the subject matter and cancels and supersedes as of the date of execution hereof all prior oral or written understandings, or agreements, between the parties with respect to the subject matter and may only be modified by written instrument executed by duly authorized representatives of the parties. There are no other agreements which constitute any part of the consideration for, or any condition to, either party's compliance with its obligations under this Contract. Failure to insist upon strict performance of any provision shall not constitute a waiver of the right to require such performance, nor shall a waiver in one case constitute a waiver with respect to a later breach, whether of a similar nature or otherwise. If any term or provision of this Contract is held by any Court to be illegal or unenforceable, the remaining terms, provisions, rights and obligations shall not be affected. The headings or captions are for convenience only and have no force or effect on legal meaning in the construction or enforcement of the Contract. Time shall be of the essence in this Contract.

SECTION 15.2

     Except as otherwise expressly provided herein, all notices shall be given in writing, by letter, telegram, or telex to the following addresses, or such other addresses as the parties may designate by notice, and shall be deemed given upon receipt.

     SELLER:  Vice President - Marketing
              BHP Petroleum Americas Refining Inc.
              733 Bishop Street
              Honolulu, Hawaii  96813
              Facsimile:  (808) 547-3796

     BUYER:  Hawaiian Electric Company, Inc.
             P.O. Box 2750
             Honolulu, Hawaii  96840
             Attn:  Manager, Power Supply Services Department
             Facsimile:  (808) 543-7788

The Manager, Power Supply Services Department, for Hawaiian Electric Company, Inc. shall be responsible for forwarding notices to the other parties to this Contract.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound thereby, have caused this Contract to be executed in duplicate originals by their duly authorized officers.

HAWAIIAN ELECTRIC                         BHP PETROLEUM AMERICAS
 COMPANY, INC.                             REFINING INC.


By  /s/ Edward Y. Hirata                  By  /s/ Faye W. Kurren
    Its Vice President                        Its Vice President
        Regulatory Affairs                                   SELLER


By  /s/ Molly M. Egged
    Its Secretary

HAWAII ELECTRIC LIGHT
 COMPANY, INC.


By  /s/ Edward Y. Hirata
    Its Vice President


By  /s/ Molly M. Egged
    Its Secretary

                         BUYER

MAUI ELECTRIC COMPANY, LTD.


By  /s/ Edward Y. Hirata
    Its Vice President


By  /s/ Molly M. Egged
    Its Secretary

                         BUYER

                                   EXHIBIT A
                   NO. 6 INDUSTRIAL FUEL OIL  SPECIFICATIONS

Specification -  Test Item           Measurement Unit    Limits        ASTM Method
GRAVITY @ 60 DEGREES F.                Degrees API       6.5 Min.        D-1298,
                                                                         D-4052-86

FLASH POINT                            Degrees F.        150 Min.        D-93


VISCOSITY                              SSF At 77 DF      - - -          D-445,
                                                                        D-2161

VISCOSITY                              SSF At 122 DF     179 Min.       D-445,
                                                         226 Max.       D-2161

POUR POINT                             Degrees F.         55 Max.       D-97

SULFUR                                 Percent, Weight  2.00 Max.       D-1552,
                                                                        D-2622,
                                                                        D-4294

SEDIMENT & WATER                       Percent, Volume   0.5 Max.       D-1796

HEAT VALUE, GROSS                      MM BTU/BBL        6.2 million    D-240
                                                         Min.

LOADING TEMPERATURE                    Degrees F.        110 Min.       n/a
                                                         150 Max.

                                   EXHIBIT B
                             DIESEL SPECIFICATIONS

Specification -  Test Item           Measurement Unit     Limits      ASTM Method
GRAVITY @ 60 DEGREES F.                Degrees API       30.0 Min.      D-1298,
                                                                        D-4052-86

SPECIFIC GRAVITY 60/60 DEGREES F.      n/a              .8762 Min.      D-1298,
                                                                        D-4052-86

VISCOSITY                              SSU At 100 DF     32.6 Min.      D-445,
                                                         40.1 Max.      D-2161

FLASH POINT,  PM                       Degrees F.         150 Min.      D-93

POUR POINT                             Degrees F.          35 Max.      D-97

ASH                                    PPM, Wt.           100 Max.      D-482

CETANE INDEX                            n/a                40 Min.      D-4737

CARBON RESIDUE,
10% RESIDUUM                           %, Wt.             .35 Max.      D-524

SEDIMENT & WATER                     Percent, Volume     0.05 Max.      D-1796

SULFUR                               Percent, Weight     0.40 Max.      D-1552,
                                                                        D-2622,
                                                                        D-4294

DISTILLATION,
90% RECOVERED                        Degrees F.          540 - 650      D-86

SODIUM+POTASSIUM                     PPM, Wt.             0.5 Max.      D-3605

NITROGEN                             PPM, Wt.             Report        D-4629

* HEAT VALUE, GROSS                  MM BTU/BBL            5.86         D-240,
                                                                        D-4868

* Typical Value

                                   EXHIBIT C

                   No. 6 FUEL OIL EXAMPLE PRICE CALCULATION

                Illustrative Price Calculation for August, 1995

The price in U.S. Dollars ("USD") per barrel of No. 6 Fuel Oil shall be determined monthly on the basis of the following price formula for a Delivery wit a standard gross heat content (no less than 6.2 million Btu per barrel nor more than 6.45 million Btu per barrel, as measured):

                             --------------

BP = Platt's Bunkerwire Los Angeles Bunker C
- --------------------------------------------

Date of Price         Price in USD per barrel
                       Low           High
                       ---           ----
6/22/95              $93.00         $96.00
6/27/95              $91.00         $94.00
6/29/95              $93.00         $96.00
7/06/95              $91.00         $93.00
7/11/95              $89.00         $92.00
7/13/95              $89.00         $91.00
7/18/95              $85.00         $89.50

Average of mean in USD per metric ton:  $91.607

Expressed in USD per Bbl:               BP = $14.386 per barrel
                                        (= $91.607/MT / 6.368 Bbl/MT)

- ---------------------

T = Taxes applicable to sale of Fuel Oil
- ----------------------------------------
Taxes before application of Hawaii General Excise Tax (HGET):
Federal Superfund Petroleum Fee = $0.097 per barrel

HGET = 4.167% of pre-HGET price

Hawaii Environmental Response Tax applied after HGET = $0.05 per barrel

Price For Fuel Oil With Standard Gross Heat Content (6.2 - 6.45 MM Btu Per
Barrel)

=
  ------------------------------------------
=
  ------------------------------------------
=
  ------------------------------------------

The price in USD per barrel of No. 6. Fuel Oil shall be determined monthly on the basis of the following price formula for a Delivery with other than a standard gross heat content (less than 6.2 million Btu per barrel or more than 6.45 million Btu per barrel, as measured):

                      -----------------------------------

HC = The actual gross heat content of each Fuel Oil Delivery pursuant to Section
     5.5 expressed in million BTUs per barrel with three significant figures to the right of the decimal point.


Fuel Oil Price For Delivery with Assumed Gross Heat Content Other than Standard

For an assumed HC value of 6,498 MM Btu per barrel

=
  ------------------------------------------
=
  ------------------------------------------
=
  ------------------------------------------
=
  ------------------------------------------

EXPLANATION OF TAXES:
- --------------------

Taxes in the Fuel Oil price currently in effect include Superfund Tax of $0.097 per barrel and the Hawaii Environmental Response Tax of $0.050 per barrel. Also, Hawaii State General Excise Tax of 4.167% will be paid on all components of the Fuel Oil price, except the Hawaii Environmental Response Tax.

                                    EXHIBIT D
                                    ---------
                       DIESEL EXAMPLE PRICE CALCULATION
                       --------------------------------
                Illustrative Price Calculation for August, 1995


The price in U.S. Dollars ("USD") per gallon of Diesel shall be determined monthly on the basis of the following price formula for a Delivery with a standard gross heat content (no less than 137,000 Btu per gallon nor more than 141,000 Btu per gallon, as measured):

                              ---------------------


DP = Oil Price Information Service Pacific Northwest Spot .5% Sulfur
- --------------------------------------------------------------------
Diesel Price
- ------------

Date of Price        Price in USD per gallon

                     Low                  High
                     ---                  ----
6/19/95             $0.5200               $0.5250
6/20/95             $0.5250               $0.5300
6/21/95             $0.5200               $0.5250
6/22/95             $0.5200               $0.5250
6/26/95             $0.5150               $0.5200
6/27/95             $0.5100               $0.5150
6/28/95             $0.5100               $0.5200
6/29/95             $0.5150               $0.5250
7/05/95             $0.5250               $0.5350
7/06/95             $0.5225               $0.5300
7/10/95             $0.5300               $0.5350
7/11/95             $0.5250               $0.5350
7/12/95             $0.5250               $0.5350
7/13/95             $0.5250               $0.5350
7/17/95             $0.5300               $0.5350
7/18/95             $0.5300               $0.5400
7/19/95             $0.5400               $0.5450
7/20/95             $0.5300               $0.5400

Average of mean in USD per gallon:  $0.5270

DP = $0.5270 per gallon

- -----------------

T = Taxes applicable to sale of Diesel
- --------------------------------------
Taxes before application of Hawaii General Excise Tax (HGET):
Federal Superfund Petroleum Fee = $0.097 per barrel, $0.0023 per gallon

HGET = 4.167% of pre-HGET price

Taxes after application of Hawaii General Excise Tax (HGET):
Hawaii Environmental Response Tax = $0.05 per barrel, $0.0012 per gallon Hawaii Liquid Fuel Tax = $0.01 per gallon

PRICE FOR DIESEL WITH STANDARD GROSS HEAT CONTENT (137,000 - 141,000 BTU PER GALLON)

= ---------------------------

= ------------------------------------

= ---------------------------

The price in USD per gallon of Diesel shall be determined monthly on the basis of the following price formula for a Delivery with other than a standard gross heat content (less than 137,000 Btu per gallon or more than 141,000 Btu per gallon, as measured):

                          --------------------------

HC = The actual gross heat content of each Diesel Delivery pursuant to Section
     5.5 expressed in BTUs per gallon.

PRICE FOR DELIVERY OF DIESEL WITH ASSUMED GROSS HEAT CONTENT OTHER THAN STANDARD

For an assumed HC value of 136,000 Btu per gallon

= ---------------------------

= ---------------------------

= ---------------------------

= ---------------------------

EXPLANATION OF TAXES:
Taxes in the Diesel price currently in effect include Superfund Tax of $0.097 per barrel ($0.0023 per gallon), the Hawaii Environmental Response Tax of $0.050 per barrel ($0.0012 per gallon) and the Hawaii Liquid Fuel Tax of $0.01 per gallon. Also, the Hawaii State General Excise Tax of 4.167% will be paid on all components of the Diesel price, except the Hawaii Environmental Response Tax and the Hawaii Liquid Fuel Tax.